EXHIBIT 23.1

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Independent Registered Public Accounting Firm's Consent




We consent to the incorporation by reference in this Registration Statement of Fonar Corporation and Subsidiaries on Form S-8 of our report which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated October 5, 2009, with respect to our audits of the consolidated financial statements of Fonar Corporation and Subsidiaries as of June 30, 2009 and 2008 and for the years ended June 30, 2009 and 2008 appearing in the Annual Report on Form 10-K of Fonar Corporation and Subsidiaries for the year ended June 30, 2009.

/s/ Marcum LLP
Marcum LLP

New York, New York
August 11, 2010